EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-254181) and Form S-8 (No. 333-252736 and No. 333-264766) of California Resources Corporation (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 13, 2024 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas
February 28, 2024